Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment No. 3 to the Registration Statement No. 333-150126 on Form S-1 of our report dated March 18, 2009, relating to the balance sheet of Home School, Inc. (a corporation in the development stage) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the period from October 17, 2005 (inception date) to December 31, 2008, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ LWBJ, LLP
LWBJ, LLP
West Des Moines, Iowa
March 20, 2009